Exhibit 99.1

3560 Bassett Street , Santa Clara CA 95054

Charles Eddy Chief Financial Officer (408) 986-9888	Dan Matsui/Eugene Heller Silverman Heller Associates (310) 208-2550

INTEVAC REPORTS THIRD-QUARTER 2003 FINANCIAL RESULTS

Santa Clara, Calif.—October 21, 2003—Intevac, Inc. (Company) (Nasdaq: IVAC), today reported financial results for the three and nine-month periods ended September 27, 2003.

Revenues for the third quarter were $7.6 million, compared to $6.7 million for third quarter of 2002. The increase in revenues was primarily due to the increase in photonics technology sales to $2.7 million from $2.0 million in the year-ago period.

Net loss for the quarter was $2.9 million, or $(0.24) per diluted share, and included the effect of establishing $210,000 of inventory reserves. For the third quarter of 2002, Intevac reported a net loss of $3.8 million, which included $508,000 of other expense related to the exchange of $36.3 million of its 6 1/2% convertible notes due 2004 for a combination of cash and its 6 1/2% convertible notes due 2009, and a $26,000 credit to inventory reserves.

Revenues for the nine months ended September 27, 2003 were $24.2 million, versus $21.8 million for the comparable period in 2002. The increase in nine-month revenues was attributable to an increase in equipment products revenue to $17.8 million from $16.3 million in the year-ago period and an increase in photonics technology sales to $6.4 million from $5.5 million in the year-ago period. Equipment revenues during these periods included flat panel display manufacturing equipment sales of $7.3 million in 2003, and $5.2 million in 2002.

Net loss for the nine months ended September 27, 2003, was $11.7 million, or $(0.96) per diluted share, and included the effects of establishing a $638,000 reserve for disposition of fixed assets and $942,000 of inventory reserves. For the year-earlier period, the Company reported a loss of $5.1 million, or $(0.42) per diluted share, which included the effect of a $6.4 million tax refund and the effect of establishing $678,000 of inventory reserves.

Backlog totaled $24.1 million on September 27, 2003, compared to $14.3 million on June 28, 2003, and $30.3 million on September 28, 2002. The increase in backlog relative to the prior quarter was primarily the result of orders received during the quarter for two Intevac®200 Lean and two Intevac®MDP-250 hard disk drive media deposition systems. Following the end of third quarter 2003 Intevac received orders for an additional eight 200 Lean systems, which are not included in the $24.1 million backlog of September 27, 2003.

Intevac Chief Executive Kevin Fairbairn commented: “The upturn in the hard disk drive market is now clearly upon us and should enable Intevac to achieve significantly better business results next year. Expansions of hard disk drive production capacity have been announced by three of our customers, and in the last few months we have received orders for two MDP-250 systems and ten next generation 200 Lean systems. Forecasters are projecting significant growth in hard drive shipments over the next three years driven by large growth in consumer applications like DVRs, or digital video recorders, and large capacity MP3 players like iPodtm.”

“Our imaging business also made good progress this quarter,” Fairbairn added. “Revenues increased substantially and our new imaging operations group achieved record yields on our LIVAR camera sensors. We expect results in the imaging business to further improve in Q4 with the shipment of multiple LIVAR® cameras for development applications.”

Conference Call Information

The Company will discuss its financial results in a conference call October 21, 2003, at 8:00 a.m. PDT (11:00 a.m. EDT). To participate in the teleconference, please dial toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. Live and archived replays of the call will be available online at the Company’s website, www.Intevac.com.

Additionally, a telephone replay of the call will be available for 48 hours beginning at 11:00 a.m. PDT on October 21, 2003. You may access the playback by dialing (800) 642-1687 or, for international callers, by dialing (706) 645-9291, and providing Conference ID 3170499.

About Intevac

Intevac produces sophisticated manufacturing equipment used in the manufacture of high technology products. Intevac’s equipment products are designed to deposit or modify highly engineered thin-films of material on a variety of substrates. These systems are designed for continuous high volume manufacturing of precision thin-film products such as magnetic media for hard drives. Intevac is also developing revolutionary intensified imaging products that address potentially large commercial and military markets. Intevac’s intensified imaging products are high-speed electro-optical devices that detect light with extraordinary sensitivity. The Company’s proprietary technology makes possible products such as LIVAR®, a long-range target identification system, and video cameras with night-vision capability. For more information call 408-986-9888 or visit the Company’s website at www.intevac.com.

LIVAR®, Intevac® 200 Lean and Intevac® MDP-250 are registered trademarks of Intevac. iPodtm is a trademark of Apple Computer.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward looking statements contained in this press release include, but are not limited to, projected growth in shipment of hard disk drives, growth in consumer applications for hard disk drives, and projected improvement in business results for the equipment and imaging businesses. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks and other factors are detailed the Company’s regular filings with the Securities and Exchange Commission.

[Financial tables on following pages]

CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended		9 months ended

	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues
Equipment Products	$4,853	$4,759	$17,666	$16,276
Commercial Imaging	—	8	6	37
Photonics Technology	2,653	1,970	6,436	5,479

Total net revenues	7,616	6,737	24,218	21,792
Gross profit (loss)	2,880	1,342	5,159	4,308
Gross margin
Equipment Products	45.3%	18.7%	21.1%	21.6%
Commercial Imaging	—	100.0%	100.0%	100.0%
Photonics Technology	23.8%	22.5%	21.8%	13.7%

Consolidated	37.8%	20.0%	21.3%	19.8%
Operating expenses
Research and development	3,173	2,285	8,916	8,391
Selling, general and administrative	2,216	1,976	6,287	5,522

Total operating expenses	5,389	4,261	15,203	13,913
Operating income/(loss)
Equipment Products	(969)	(1,651)	(4,126)	(5,950)
Commercial Imaging	(736)	(567)	(2,532)	(970)
Photonics Technology	(176)	(167)	(1,401)	(1,071)
Corporate	(628)	(534)	(1,985)	(1,614)

Total operating loss	(2,509)	(2,919)	(10,044)	(9,605)
Other income (expense)	(373)	(927)	(1,637)	(1,880)

Profit/(Loss) before provision for income taxes	(2,882)	(3,846)	(11,681)	(11,485)
Provision for (Benefit from) income taxes	—	—	—	(6,369)

Net Income/(Loss)	($2,882)	($3,846)	($11,681)	$(5,116)

Income (loss) per share
Basic	($0.24)	($0.32)	($0.96)	$(0.42)
Diluted[a]	($0.24)	($0.32)	($0.96)	$(0.42)
Weighted average common shares outstanding
Basic	12,266	12,093	12,206	12,065
Diluted[a]	12,266	12,093	12,206	12,065

[a] Diluted earnings per share exclude “as converted” treatment of the Company’s 6 1/2% Convertible Subordinated Notes Due 2004 and the Company’s 6 1/2% Convertible Subordinated Notes Due 2009 and the effect of outstanding stock options when these potentially dilutive securities are anti-dilutive to earnings per share.

-more-

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	Sept. 27, 2003	Dec. 31, 2002

	(Unaudited)
Current assets
Cash, cash equivalents and short term investments	$21,148	$28,457
Accounts receivable, net	6,529	4,991
Income taxes recoverable	—	214
Inventories – production	6,642	5,957
Inventories – pending acceptance at customer site	3,222	9,914
Prepaid expenses and other current assets	607	961

Total current assets	38,148	50,494
Property, plant and equipment, net	6,281	6,793
Investment in 601 California Avenue LLC	2,431	2,431
Debt issuance costs and other	506	580

Total assets	$47,366	$60,298

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Convertible notes	1,025	—
Accounts payable	3,006	$1,739
Accrued payroll and related liabilities	1,488	1,379
Other accrued liabilities	3,244	3,723
Customer advances	9,552	12,344

Total current liabilities	18,315	19,185
Convertible notes	29,542	30,568
Shareholders’ equity
Common stock	20,034	19,389
Retained earnings (deficit)	(20,525)	(8,844)

Total shareholders’ equity	(491)	10,545

Total liabilities and shareholders’ equity	$47,366	$60,298

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